NOTIFICATION OF THE REMOVAL FROM LISTING AND
REGISTRATION OF THE STATED SECURITIES

The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 28, 2009, pursuant to the provisions of Rule 12d2-2 (a) 17CFR240.12d2-2(a)(4)

The removal of Xcel Energy Inc. Rights to
Purchase Common Stock, par value $2.50
is being effected because the Exchange
knows or is reliably informed that on
December 11, 2008 all rights pertaining
to the entire class of this security were extinguished.

The security was suspended by the
Exchange on December 12, 2009.